Exhibit 3.6
Certificate of Amendment of Articles of Incorporation
The undersigned certify that:
1.	Frederick F. Wolfe and Madelaine Morrow presently serve as President and Secretary, respectively, of Real Mex Foods, Inc. (the “Corporation”), a California corporation.

2.	Article II of the Certificate of Incorporation of the Corporation is amended to read as follows:
“II. The purpose of this corporation is to engage in any lawful act of activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code. This corporation elects to be governed by all the provisions of the General Corporations Law of 1977 not otherwise applicable to it under Chapter 23 thereof.”
Article III (a) of the Certificate of Incorporation of the Corporation is amended to read as follows:
“III. (a) the authorized number of directors shall be not less than five (5) nor more than (9).”
3.	The foregoing amendments of the Certificate of Incorporation of the Corporation has been duly approved by the board of directors.

4.	That said amendments were duly adopted by the sole stockholder of the Corporation in accordance with the provisions of Section 902 of the California Corporation Code. The total number of outstanding shares of the Corporation is one hundred (100). The number of shares voting in favor of the amendments equaled or exceeded the vote required. The percentage vote required was more than 50%.
We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: June 7, 2004	/s/ Frederick F. Wolfe
Frederick F. Wolfe, President

/s/ Madelaine Morrow
Madelaine Morrow, Secretary